Exhibit 21.1

Entity name (jurisdiction)

Helbiz, Inc. (Delaware)

Helbiz Holdings, Inc. (Delaware)

Helbiz OK LLC (Oklahoma)

Helbiz DC LLC (District of Columbia)

Helbiz Racing LLC (Delaware)

Helbiz FL LLC (Delaware)

Helbiz CA LLC (Delaware)

Helbiz NC LLC (Delaware)

Helbiz VA LLC (Virginia)

Helbiz AZ LLC (Arizona)

Helbiz Illinois LLC (Illinois)

Helbiz GA LLC (Delaware)

Helbiz IN LLC (Indiana)

Helbiz IA LLC (Iowa)

Helbiz BC Operations, Inc. (Canada)

MiMoto Smart Mobility S.r.l. (Italia)

Helbiz Australia PTY LTD (Australia)

Helbiz Europe Ltd (Ireland)

Helbiz Italia S.r.l. (Italia)

Helbiz Media Italia S.r.l. (Italia)

Helbiz Kitchen Italia S.r.l. (Italia)

Helbiz France SaS (France)

Helbiz Operations Spain S.L. (Spain)

Helbiz Portugal Lda (Portugal)

Helbiz DOO (Serbia)

Helbiz Delivery DOO Beograd (Serbia)

Helbiz U.K. Ltd (United Kingdom)